1215 Superior Avenue Cleveland, Ohio 44114 (216) 566-5300

       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD TUESDAY, APRIL 23, 2002

            NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Charter One Financial, Inc. will be held as follows:

TIME. . . . . . . . . . . . . . .	11:00 a.m. local time Tuesday, April 23, 2002
PLACE. . . . . . . . . . . . .	Forum Conference Center 1375 East Ninth Street Cleveland, Ohio
ITEMS OF BUSINESS.	(1)	To elect six directors as described in the accompanying proxy statement.
(2)	To act upon a proposal to amend the Charter One Financial, Inc. 1997 Stock Option and Incentive Plan to increase the number of shares of common stock on which awards may be granted under the plan by approximately 4.8% of the outstanding shares of Charter One common stock as of the date of this proxy statement.

	(3)	To ratify the appointment of Deloitte & Touche LLP as Charter One Financial's independent auditors for the year ending December 31, 2002.
	(4)	To transact such other business as may properly come before the meeting and any adjournments thereof.
RECORD DATE. . . . . .	Holders of Charter One Financial, Inc. common stock of record at the close of business on February 22, 2002, are entitled to vote at the annual meeting or any adjournment thereof. A complete list of shareholders entitled to vote at the meeting will be available for your inspection at our executive offices during the 10 days prior to the meeting, as well as at the meeting.

ANNUAL REPORT. . .	Charter One Financial, Inc.'s 2001 Annual Report to Shareholders, which is not a part of the proxy soliciting materials, is enclosed.
PROXY VOTING. . . . .	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the enclosed proxy card. Registered shareholders, that is, shareholders who hold their stock in their own name, can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. Regardless of the number of shares you own, your vote is very important. Please act today.

BY ORDER OF THE BOARD OF DIRECTORS /s/ Charles John Koch CHARLES JOHN KOCH Chairman of the Board, President and CEO
Cleveland, Ohio
March 15, 2002

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CHARTER ONE FINANCIAL, INC.
1215 Superior Avenue
Cleveland, Ohio 44114
(216) 566-5300

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
April 23, 2002

TABLE OF CONTENTS

PAGE
INTRODUCTION	1
ANNUAL REPORT	1
INFORMATION ABOUT THE ANNUAL MEETING	2
What is the purpose of the annual meeting?	2
Who is entitled to vote?	2
What if my shares are held in "street name" by a broker?	2
What if my shares are held in the Company's employee stock ownership plan?	2
How many shares must be present to hold the meeting?	2
What if a quorum is not present at the meeting?	2
How do I vote?	3
Can I vote by telephone or on the Internet if I am not a registered shareholder?	3
Can I change my vote after I submit my proxy?	3
How does the Board of Directors recommend I vote on the proposals?	3
What if I do not specify how my shares are to be voted?	3
Will any other business be conducted at the meeting?	4
How many votes are required to elect the director nominees?	4
What happens if a nominee is unable to stand for election?	4
How many votes are required to approve the proposal to amend the Company's 1997 Stock Option and Incentive Plan?	4
How many votes are required to ratify the appointment of Charter One's independent auditors?	4
How will abstentions be treated?	4
How will broker non-votes be treated?	4

STOCK OWNERSHIP	5
Stock Ownership of Significant Shareholders, Directors and Executive Officers	5
Section 16(a) Beneficial Ownership Reporting Compliance	6
PROPOSAL 1 -- ELECTION OF DIRECTORS	7
MEETINGS AND COMMITTEES	11
Meetings	11
Committees	11
AUDIT COMMITTEE REPORT	13
COMPENSATION OF DIRECTORS	13

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SUMMARY COMPENSATION TABLE	15
STOCK OPTION GRANTS IN LAST FISCAL YEAR	16
AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES	16
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN	17
EMPLOYMENT AGREEMENTS	17
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION	18
General	18
Executive Compensation Philosophy	18
Base Salary	19
Incentive Plans	20
Corporate Performance and Executive Pay	21
STOCK PERFORMANCE GRAPH	22
TRANSACTIONS WITH RELATED PARTIES	23
PROPOSAL 2 -- AMENDMENT TO THE CHARTER ONE FINANCIAL, INC. 1997 STOCK OPTION AND INCENTIVE PLAN	23
Description of the Plan	24
Federal Income Tax Consequences	26
Vote Required and Board Recommendation	27
PROPOSAL 3 -- INDEPENDENT AUDITORS	27
Vote on Independent Auditors	27
Principal Accounting Firm Fees	28
PROXY SOLICITATION COSTS	28
SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING	28
OTHER MATTERS	28

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CHARTER ONE FINANCIAL, INC.
1215 Superior Avenue
Cleveland, Ohio 44114
(216) 566-5300

PROXY STATEMENT

INTRODUCTION

       The Charter One Financial, Inc. Board of Directors is using this proxy statement to solicit proxies from the holders of common stock of Charter One Financial, Inc. for use at the Company's upcoming Annual Meeting of Shareholders. The Annual Meeting of Shareholders will be held on Tuesday, April 23, 2002, at 11:00 a.m. local time, at the Forum Conference Center, 1375 East Ninth Street, Cleveland, Ohio. At the meeting, shareholders will be asked to vote on three proposals. The proposals are set forth in the accompanying Notice of Annual Meeting of Shareholders and are described in more detail below. Shareholders also will consider any other matters that may properly come before the meeting, although the Board of Directors knows of no other business to be presented. Charter One Financial, Inc. is referred to in this proxy statement from time to time as "Charter One" or the "Company."

       By submitting your proxy card, either by executing and returning the enclosed proxy card or by voting electronically via the Internet or by telephone, you authorize the Board of Directors of Charter One to represent you and vote your shares at the meeting in accordance with your instructions. These persons also may vote your shares to adjourn the meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the meeting.

       All share and per share data in this proxy statement have been restated to reflect the effect of the five percent stock dividend paid by the Company on September 28, 2001.

       This proxy statement and the accompanying materials are being mailed to shareholders on or about March 15, 2002.

       Your proxy vote is important. Whether or not you plan to attend the meeting, please submit your proxy card promptly either in the enclosed envelope, via the Internet or by telephone.

ANNUAL REPORT

       The Company's Annual Report to Shareholders for the year ended December 31, 2001, which includes the Company's annual financial statements, is enclosed. The enclosed Annual Report to Shareholders includes the materials we are required to file with the Securities and Exchange Commission (the "SEC") in our Annual Report on Form 10-K for the year ended December 31, 2001, excluding the exhibits to the Form 10-K. Copies of the exhibits to the Form 10-K may be obtained at a cost of 30 cents per page by contacting our Investor Relations Department, 790 Penniman, Plymouth, Michigan 48170; Attention: Ellen Batkie, Senior Vice President. Although the Annual Report is being mailed to shareholders with this proxy statement, it does not constitute a part of the proxy solicitation materials and is not incorporated herein by reference. If, upon receipt of this proxy material, you have not received the Annual Report to Shareholders, please contact our Investor Relations Department at the address set forth above or call (800) 262-6301, and a copy will be sent to you.

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INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

       At the annual meeting, shareholders will be asked to vote on the following proposals:

Proposal 1.	To elect six directors, each with a term of three years;
Proposal 2.	To amend the Company's 1997 Stock Option and Incentive Plan to increase the number of shares of common stock on which awards may be granted under the plan by approximately 4.8% of the outstanding shares of Charter One common stock as of the date of this proxy statement; and

Proposal 3.	To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 2002.

The shareholders also will transact any other business that may properly come before the meeting. Members of our management team will be present at the meeting to respond to appropriate questions from shareholders.

Who is entitled to vote?

       The record date for the meeting is February 22, 2002. Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the meeting. The only class of stock entitled to be voted at the meeting is the Charter One common stock. Each outstanding share of common stock is entitled to one vote for all matters before the meeting. At the close of business on the record date there were 219,306,710 shares of common stock outstanding.

What if my shares are held in "street name" by a broker?

       If you are the beneficial owner of shares held in "street name" by a broker, bank or other nominee, your nominee, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to your nominee, your nominee will nevertheless be entitled to vote the shares with respect to "discretionary" items, but will not be permitted to vote your shares with respect to "non-discretionary" items. In the case of non-discretionary items, the shares will be treated as "broker non-votes." Each of the proposals on the agenda for this year's meeting are considered discretionary items.

What if my shares are held in the Company's employee stock ownership plan?

       If you are a participant in the Charter One Bank Retirement Savings Plan, the trustee of the plan is required to vote the shares allocated to your account under this plan in accordance with your instructions. Pursuant to the trust agreement, shares for which the trustee receives no timely voting instructions will be voted in the trustee's sole discretion. The trustee has indicated that it intends to vote such shares in accordance with the Charter One Board's recommendation. Additionally, the trustee will vote unallocated shares in the same proportion as the allocated shares are voted.

How many shares must be present to hold the meeting?

       A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a quorum is not present at the meeting?

       If a quorum is not present at the scheduled time of the meeting, the shareholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the meeting.

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How do I vote?

       1.  YOU MAY VOTE BY MAIL. If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in the United States.

       2.  YOU MAY VOTE BY TELEPHONE. If you are a registered shareholder, that is, if you hold your stock in your own name, you may vote by telephone by following the instructions included on the proxy card. If you vote by telephone, you do not have to mail in your proxy card.

       3.  YOU MAY VOTE ON THE INTERNET. If you are a registered shareholder, that is, if you hold your stock in your own name, you may vote on the Internet by following the instructions included on the proxy card. If you vote on the Internet, you do not have to mail in your proxy card.

Note: The Company also makes the proxy statement and its Annual Report to Shareholders available on the Internet. If you vote on the Internet, you will have the option at that time to enroll in Internet delivery for future meetings. We strongly encourage you to enroll in Internet delivery. It is a cost-effective way for the Company to send you proxy materials.

       4.  YOU MAY VOTE IN PERSON AT THE MEETING. If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting. However, if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares indicating that you were the beneficial owner of Charter One common stock on February 22, 2002, the record date for voting at the annual meeting.

Can I vote by telephone or on the Internet if I am not a registered shareholder?

       If your shares are held in "street name" by a broker, bank or other nominee, you should check the voting form used by that firm to determine whether you will be able to vote by telephone or on the Internet.

Can I change my vote after I submit my proxy?

       Yes, you may revoke your proxy and change your vote at any time before the polls close at the meeting by:

  signing another proxy with a later date;
  voting by telephone or on the Internet -- your latest telephone or Internet vote will be counted;
  giving written notice of the revocation of your proxy to the Secretary of Charter One prior to the annual meeting; or
  voting in person at the annual meeting.

       If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions received from your nominee to change those instructions.

How does the Board of Directors recommend I vote on the proposals?

       Your Board recommends that you vote:

  FOR election of the six nominees to the Board of Directors;
  FOR the proposal to amend the Company's 1997 Stock Option and Incentive Plan; and
  FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors.

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What if I do not specify how my shares are to be voted?

       If you submit an executed proxy but do not indicate any voting instructions, your shares will be voted:

  FOR election of the six nominees to the Board of Directors;
  FOR the proposal to amend the Company's 1997 Stock Option and Incentive Plan; and
  FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors.

Will any other business be conducted at the meeting?

       The Board of Directors knows of no other business that will be presented at the meeting. If, however, any other proposal properly comes before the shareholders for a vote at the meeting, the proxy holders will vote your shares in accordance with their best judgment.

How many votes are required to elect the director nominees?

       The affirmative vote of a plurality of the votes cast at the meeting by the holders of shares entitled to vote is required to elect the six nominees as directors. This means that the six nominees will be elected if they receive more affirmative votes than any other person. If you vote "Withheld" with respect to the election of one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum.

What happens if a nominee is unable to stand for election?

       If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

How many votes are required to approve the proposal to amend the Company's 1997 Stock Option and Incentive Plan?

       Approval of the proposal to amend the Company's 1997 Stock Option and Incentive Plan to increase the number of shares available for awards granted under the Plan requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

How many votes are required to ratify the appointment of the Charter One's independent auditors?

       The ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

How will abstentions be treated?

       If you abstain from voting on one or more proposals, your shares will still be included for purposes of determining whether a quorum is present. Because directors are elected by a plurality of the votes, an abstention will have no effect on the outcome of the vote and, therefore, is not offered as a voting option for Proposal 1. If you abstain from voting on the proposal to amend the 1997 Stock Option and Incentive Plan or to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors, your shares will be included in the number of shares voting on such proposal and, consequently, your abstention will have the same practical effect as a vote against the proposal.

How will broker non-votes be treated?

       Shares treated as broker non-votes on one or more proposals will be included for purposes of calculating the presence of a quorum. Otherwise, shares represented by broker non-votes will be treated as shares not entitled to vote on a proposal. Broker non-votes will have no effect on the election of directors. Broker non-votes will not be counted in determining the number of shares necessary to approve the proposal to amend the 1997 Stock Option and Incentive Plan or ratify the appointment of the Company's independent auditors and will, therefore, reduce the absolute number, but not the percentage, of the affirmative votes required for approval of each of these proposals.

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STOCK OWNERSHIP

Stock Ownership of Significant Shareholders, Directors and Executive Officers

       Listed in the following table is the beneficial owner as of February 22, 2002 of more than 5% of the outstanding shares of common stock.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares of Common Stock Outstanding
Putnam Investments, LLC One Post Office Square Boston, MA 02109-2137	13,162,922(1)	6.0%

(1)	Pursuant to a Schedule 13G filed with the SEC on February 13, 2002, Putnam Investments, LLC, on behalf of itself, its parent company Marsh & McLennan Companies, Inc., and its two wholly-owned registered investment advisors, Putnam Investment Management, LLC and The Putnam Advisory Company, LLC (collectively, the "Reporting Parties"), reported that there were no shares as to which the Reporting Parties have sole voting or dispositive power, 1,306,218 shares as to which Putnam Advisory Company, LLC has shared voting power, and 13,162,922 shares as to which the Reporting Parties have shared dispositive power.

       The following table presents information regarding the beneficial ownership of Charter One common stock as of February 22, 2002, by:

  each director and director nominee of Charter One;
  each officer of Charter One named in the "Summary Compensation Table" appearing below; and
  all of the executive officers and directors of Charter One as a group.

       The persons named in the following table have sole voting power for all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the footnotes to this table. The address of each of the beneficial owners, except where otherwise indicated, is the same address as Charter One. An asterisk (*) in the table indicates that an individual beneficially owns less than one percent of the outstanding common stock of Charter One.

       Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options held by that person that are currently exercisable or exercisable within 60 days after February 22, 2002 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of February 22, 2002, there were 219,306,710 shares of Charter One common stock outstanding.

Name of Beneficial Owner	Beneficial Ownership(1)	Percent of Common Stock Outstanding
Directors and Executive Officers
Charles John Koch, Chairman of the Board, President and Chief Executive Officer	1,869,654(2)	*
Mark D. Grossi, Director and Executive Vice President	1,061,921(2)	*
John D. Koch, Director and Executive Vice President	1,119,011(2)	*
Richard W. Neu, Director, Executive Vice President and Chief Financial Officer	1,125,905(2)	*
Robert J. Vana, Senior Vice President, Chief Corporate Counsel and Secretary	476,755(2)	*
Patrick J. Agnew, Director	424,895	*
Herbert G. Chorbajian, Director	1,117,021	*
Phillip Wm. Fisher, Director	1,721,901(3)	*

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Name of Beneficial Owner	Beneficial Ownership(1)	Percent of Common Stock Outstanding
Denise Marie Fugo, Director	38,134	*
Charles M. Heidel, Director(4)	49,237	*
Karen R. Hitchcock, Ph.D., Director	32,833	*
Michael P. Morley, Director	38,939	*
Ronald F. Poe, Director	47,131	*
Victor A. Ptak, Director	63,804	*
Melvin J. Rachal, Director	30,971	*
Jerome L. Schostak, Director	2,423,951	1.1%
Joseph C. Scully, Director	555,762	*
Mark Shaevsky, Director	114,428	*
Leonard S. Simon, Director	681,065	*
John P. Tierney, Director	39,956	*
Eresteen R. Williams, Director	42,053	*
All executive officers and directors as a group (21 persons)	13,075,327(5)	5.8%

(1)	Includes shares of common stock as to which the named individual has the right to acquire beneficial ownership, currently or within 60 days of the February 22, 2002 voting record date, pursuant to the exercise of stock options, as follows:
Mr. C. Koch - 1,101,555 shares	Mr. Fisher - 28,880 shares	Mr. Rachal - 28,975 shares
Mr. Grossi - 676,751 shares	Ms. Fugo - 28,975 shares	Mr. Schostak - 41,035 shares
Mr. J. Koch - 701,670 shares	Mr. Heidel - 41,035 shares	Mr. Scully - 334,545 shares
Mr. Neu - 829,779 shares	Ms. Hitchcock - 32,572 shares	Mr. Shaevsky - 41,035 shares
Mr. Vana - 301,289 shares	Mr. Morley - 33,592 shares	Mr. Simon - 317,251 shares
Mr. Agnew - 334,545 shares	Mr. Poe - 38,240 shares	Mr. Tierney - 31,268 shares
Mr. Chorbajian - 655,862 shares	Mr. Ptak - 28,975 shares	Ms. Williams - 41,035 shares
(2)	Included are shares allocated to the named executive officer under the Charter One Retirement Savings Plan and other stock-based benefit plans. Shares held under the Charter One Retirement Savings Plan are reported as of December 31, 2000 since the Plan allocation for December 31, 2001 will not be completed until April 2002. Shares allocated to the executive officers under Charter One's other stock-based benefit plans are reported as of December 31, 2001.
(3)	Includes 1,347,208 shares owned by Martinique Hotel, Inc., a personal holding company as to which Mr. Fisher serves as a director and is a shareholder.
(4)	Charles M. Heidel will retire from the Board of Directors effective as of the date of the annual meeting.
(5)	Includes shares held directly, as well as shares held jointly with family members, and shares held in retirement accounts, in a fiduciary capacity, by certain of the individual's families, or held by trusts of which the individual is a trustee or substantial beneficiary, with respect to which shares the individual may be deemed to have sole or shared voting and/or investment powers. This amount also includes an aggregate of 5,668,864 shares of common stock issuable upon exercise of the directors' and executive officers' stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

       Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of Charter One's common stock (or any other equity securities, of which there are none), to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established by the SEC and the Company is required to disclose in this proxy statement any late filings or failures to file.

       To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2001, all Section

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16(a) filing requirements applicable to Charter One's executive officers, directors and greater than 10% beneficial owners were complied with, except that Director Simon failed to report on a Form 4 or Form 5 during the appropriate year, the following transactions: one charitable gift totaling 465 shares, four charitable gifts totaling 420 shares and six charitable gifts totaling 1,165 shares of Charter One common stock made by his wife in 1997, 1998 and 1999, respectively. Director Simon reported these transactions on his Form 5 filed with the SEC on February 11, 2002.

PROPOSAL 1 - ELECTION OF DIRECTORS

       Our Board of Directors currently consists of 20 members. Approximately one-third of the directors are elected annually to serve for a three-year term and until their respective successors are elected and qualified. The Board of Directors has nominated Herbert G. Chorbajian, Richard W. Neu, Victor A. Ptak, Melvin J. Rachal, Leonard S. Simon and Eresteen R. Williams to serve as directors for terms of three years expiring at the annual meeting of shareholders to be held in 2005 and until their successors are elected and qualified. All of our nominees currently serve as Charter One directors. If any director nominee is unable to serve before the election, your proxy authorizes us to vote for a replacement nominee if our Board of Directors names one, unless you have "withheld" authority. Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

       Effective as of the date of the annual meeting, Charles M. Heidel will retire from the Board of Directors. Mr. Heidel has served on the Board of Directors of the Company since 1980 (including his service as a director of FirstFed Michigan Corporation). The Board of Directors appreciates the guidance and dedicated service of Mr. Heidel over the years. The Board of Directors has adopted a resolution amending the Company's bylaws reducing the size of the Board of Directors from 20 to 19, effective as of the date of the annual meeting, to eliminate the vacancy created by Mr. Heidel's retirement.

       The following tables set forth, with respect to each nominee and each continuing director, his or her name, age, principal occupation and employment during the past five years, the year in which he or she first became a director of the Company (or a director of a company acquired by Charter One) and directorships held in other companies.

       The affirmative vote of a plurality of the votes cast at the meeting is required to elect the six nominees as directors. Your Board of Directors recommends that you vote "FOR" the election of each of the nominees.

Nominees for Election as Directors for a Three-Year
Term Expiring at the 2005 Annual Meeting

HERBERT G. CHORBAJIAN, age 63. Director of the Company since 1985 (including his service as a director of ALBANK Financial Corporation).

Vice Chairman of Charter One since the merger of Charter One with ALBANK Financial Corporation in November 1998; Chairman of the Board, President and Chief Executive Officer of ALBANK prior to its merger with Charter One.

RICHARD W. NEU, age 46. Director of the Company since 1992 (including his service as a director of FirstFed Michigan Corporation).

Executive Vice President and Chief Financial Officer of Charter One; Treasurer of FirstFed Michigan Corporation prior to its merger with Charter One in October 1995.

Chairman of the Company's Investment Committee.

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VICTOR A. PTAK, age 69. Director of the Company since 1989.

Vice President/Investment Officer, First Union Securities, an investment advisor firm in Cleveland, Ohio; through June 1998 was general partner, manager of J.C. Bradford & Co., L.P.A., an investment banking firm in Cleveland, Ohio.

Member of the Company's Compensation, Stock Option, TEIGAP and Investment Committees.

MELVIN J. RACHAL, age 52. Director of the Company since 1998.

President and Chief Operating Officer since 1995, Midwest Stamping, Inc., an automotive supplier in Maumee, Ohio; Vice President from 1991 to 1995 of TRW/Koyo Seiko Steering Company, Inc., an automotive supplier in Knoxville, Tennessee.

Member of the Company's Audit Committee and Corporate Governance Committee.

LEONARD S. SIMON, age 65. Director of the Company since 1984 (including his service as a director of RCSB Financial, Inc.).

Chairman of the Board and Chief Executive Officer of RCSB prior to its merger with Charter One in October 1997; Director of Gateway America Bank of Florida.

Member of the Company's Investment Committee.

ERESTEEN R. WILLIAMS, age 76. Director of the Company since 1979 (including her service as a director of FirstFed Michigan Corporation).

Retired Medical Office Manager for D.G. Williams, Jr., M.D., P.C., a medical practice in Detroit, Michigan.

Member of the Company's Audit Committee.

Directors Continuing in Office Whose
Terms Expire at the 2004 Annual Meeting

PATRICK J. AGNEW, age 59. Director of the Company since 1989 (including his service as a director of St. Paul Bancorp, Inc.).

Director of Charter One since the merger of Charter One with St. Paul Bancorp, Inc. in October 1999; President, Chief Operating Officer and a Director of St. Paul Bancorp prior to the merger.

Member of the Company's Audit Committee and Corporate Governance Committee.

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DENISE MARIE FUGO, age 48. Director of the Company since 1993.

President of City Life Inc., a banquet and catering company in Cleveland, Ohio; Immediate past Chairman of the National Restaurant Association.

Member of the Company's Compensation, Stock Option, TEIGAP and Investment Committees.

CHARLES JOHN KOCH, age 55. Director of the Company since 1987.

Chairman of the Board, President and Chief Executive Officer of Charter One; Charles John Koch is the brother of John D. Koch, an Executive Vice President and Director of Charter One.

Member of the Company's Investment Committee.

RONALD F. POE, age 63. Director of the Company since 1988 (including his service as a director of RCSB Financial, Inc.).

President of Ronald F. Poe & Associates, a private real estate investment firm in White Plains, New York since February 1999; prior thereto, Senior Advisor of Legg Mason Dorman & Wilson, Inc., a real estate investment banking firm in White Plains, New York, which he joined in 1965 and from which he retired as Chairman and Chief Executive in August 1998; Director of Freddie Mac and Hudson Valley Holding Corp.

Chairman of the Company's Corporate Governance Committee.

JEROME L. SCHOSTAK, age 68. Director of the Company since 1985 (including his service as a director of FirstFed Michigan Corporation).

Vice Chairman of Charter One since the merger of Charter One with FirstFed Michigan Corporation in October 1995; Chairman of the Board and Chief Executive Officer of Schostak Brothers & Company, Inc., a full service real estate company in Southfield, Michigan.

Member of the Company's Compensation, Stock Option, TEIGAP and Investment Committees.

MARK SHAEVSKY, age 66. Director of the Company since 1985 (including his service as a director of FirstFed Michigan Corporation).

Counsel to Honigman Miller Schwartz and Cohn LLP (partner to August 2001), a law firm headquartered in Detroit, Michigan.

Chairman of the Company's Audit Committee and Member of the Company's Corporate Governance Committee.

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Directors Continuing in Office Whose
Terms Expire at the 2003 Annual Meeting

PHILLIP WM. FISHER, age 51. Director of the Company since 1997.

Principal of The Fisher Group, an asset management firm in Detroit, Michigan; Partner in The Chase Company, a real estate development firm in Bloomfield Hills, Michigan; Managing Partner of Edcor Data Services, an e-learning administration firm in Pontiac, Michigan.

Member of the Company's Compensation, Stock Option, TEIGAP and Investment Committees.

MARK D. GROSSI, age 48. Director of the Company since 1995.

Executive Vice President of Charter One; Director of J.B. Oxford Holdings, Inc., a discount broker in Beverly Hills, California; Director of Meridian Point Realty Trust '83, a company in San Francisco, California which holds interests in income producing real estate.

Member of the Company's Investment Committee.

KAREN R. HITCHCOCK, PH.D., age 59. Director of the Company since 1996 (including her service as a director of ALBANK Financial Corporation).

President of the University at Albany, Albany, New York, since 1996; Vice President of Academic Affairs from 1991 to 1995, serving as interim President until appointed President in April 1996.

Member of the Company's Audit Committee.

JOHN D. KOCH, age 49. Director of the Company since 1995.

Executive Vice President of Charter One; John D. Koch is the brother of Charles John Koch, Charter One's Chairman, President and Chief Executive Officer.

Member of the Company's Investment Committee.

MICHAEL P. MORLEY, age 59. Director of the Company since 1995 (including his service as a director of RCSB Financial, Inc.).

Executive Vice President and Chief Administrative Officer of Eastman Kodak Company in Rochester, New York.

Chairman of the Company's Compensation, Stock Option and TEIGAP Committees.

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JOSEPH C. SCULLY, age 61. Director of the Company since 1977 (including his service as a director of St. Paul Bancorp, Inc.).

Director of Charter One since the merger of Charter One with St. Paul Bancorp, Inc. in October 1999; Chairman and Chief Executive Officer of St. Paul Bancorp prior to the merger.

JOHN P. TIERNEY, age 70. Director of the Company since 1996 (including his service as a director of RCSB Financial, Inc.).

Retired Chairman and Chief Executive Officer of Chrysler Financial Corporation; Director of Dollar Thrifty Automotive Group, a car rental company headquartered in Tulsa, Oklahoma.

Member of the Company's Audit and Corporate Governance Committees.

MEETINGS AND COMMITTEES

Meetings

       Meetings of the Board of Directors of Charter One are generally held 10 times per year. The Board of Directors conducted 10 regular meetings and one special meeting during fiscal 2001. Each director attended at least 75% of the meetings of the Board and any committees on which he or she served.

Committees

       The Board of Directors of Charter One has a standing Audit Committee, Compensation Committee, Stock Option Committee, Top Executive Incentive Goal Achievement Plan ("TEIGAP") Committee and Corporate Governance Committee. The members of the Compensation, Stock Option, and TEIGAP Committees are identical. The Corporate Governance Committee acts as the nominating committee for selecting nominees for election as directors in addition to its other functions.

       The Audit Committee operates under a written charter adopted by the Board of Directors. The functions of the Audit Committee and its activities during fiscal 2001 are described below under the heading "Audit Committee Report." The Audit Committee met eight times during fiscal 2001.

       During the year, the Board of Directors examined the composition of the Audit Committee in light of the adoption by the New York Stock Exchange ("NYSE") of new rules governing audit committees. Based upon this examination, the Board determined that all of the members of the Audit Committee are "independent" within the meaning of the Company's bylaws and the NYSE Listed Company Manual, although with respect to Mr. Patrick J. Agnew's membership on the Audit Committee, the Board in addition to determining his independence, also elected to rely on the override provision of Section 303.02(D) of the NYSE rules. The new audit committee rules of the NYSE relating to membership on the audit committee generally require that no director who was employed by a predecessor of a listed company be permitted to serve on the audit committee until after three years following termination of his or her employment unless the board of directors of the listed company determines that the individual's membership on the audit committee is in the best interests of the company and its shareholders. Mr. Agnew was the President and Chief Operating Officer and a director of St. Paul Bancorp, Inc. and its operating subsidiary, St. Paul Federal Bank for Savings, which was acquired by Charter One in 1999 (St. Paul had assets equal to approximately 20% of Charter One's assets). Mr. Agnew was appointed to the Charter One Board of Directors upon completion of the acquisition and has never been an employee of Charter One. Nevertheless, the NYSE has interpreted St. Paul to be a predecessor corporation of Charter One by virtue of the acquisition. The Board of Directors of the Company has determined in its business judgment that Mr. Agnew's membership on the

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Audit Committee is in the best interests of the Company and its shareholders. In the opinion of the Charter One Board of Directors, Mr. Agnew will exercise independent judgment and, because of his prior business experience and financial background, will materially assist the function of the Audit Committee.

       The Compensation Committee met nine times during fiscal 2001. The principal functions of the Compensation Committee are as follows:

  make salary and management bonus recommendations and determine terms and conditions of employment of the officers of the Company;

  oversee the administration of our employee benefit plans covering employees generally; and

  make recommendations to the Board of Directors with respect to our compensation policies.

       The Stock Option Committee met nine times during fiscal 2001. The principal functions of the Stock Option Committee are as follows:

  administration of the Company's stock incentive plans, including selection of the participants to receive awards, the determination of the amount and type of awards to be granted, and the terms and conditions upon which the awards are to be granted; and

  make recommendations to the Board of Directors with respect to our compensation policies.

       The TEIGAP Committee met once during fiscal 2001. The principal functions of the TEIGAP Committee are as follows:

  administration of the plan for top executives, including selection of the participants to receive awards, the determination of the amount and type of awards to be granted, and the terms and conditions upon which the awards are to be granted; and

  make recommendations to the Board of Directors with respect to our compensation policies.

       The Corporate Governance Committee met four times during fiscal 2001. The principal functions of the Corporate Governance Committee are as follows:

  examine the practices and procedures of the Board of Directors;

  monitor compliance with, and the effectiveness of, the Company's Guideline on Corporate Governance Issues, which were adopted to assist the Board of Directors in the fulfillment of its duties;

  review the practices of the Company as reflected in the Company's Certificate of Incorporation and bylaws; and

  act as the nominating committee for selecting nominees for election as directors. If a member of the Corporate Governance Committee is eligible to be elected as a director at the next annual meeting of shareholders, such member is recused from participating in the nomination process and a substitute independent director may be appointed by the Board of Directors to the nominating committee.

       Nominations of persons for election to the Board of Directors may be made only by or at the direction of the Board of Directors or by any shareholder entitled to vote for the election of directors who complies with the notice procedures set forth in the bylaws of Charter One. Pursuant to the bylaws, nominations by shareholders must be delivered in writing to the Secretary of Charter One at least 60 days, but not more than 90 days, prior to the date of the annual meeting; provided, however, that in the event that less than 70 days' notice or prior disclosure of the date of the annual meeting is given or made to shareholders, to be timely, notice by the shareholder must be received at the executive offices of Charter One not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure thereof was made.

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AUDIT COMMITTEE REPORT

       The following Audit Committee Report shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report therein, and shall not otherwise be deemed filed under such Acts.

       The Audit Committee operates under a written charter adopted by the Board of Directors. As set forth in the Audit Committee Charter, the Audit Committee is appointed by the Board of Directors to, among other duties and responsibilities, provide assistance to the Board of Directors in fulfilling its oversight responsibility relating to the Company's financial statements and the financial reporting processes; the system of internal accounting and financial controls; the internal audit function; and the annual independent audit of the Company's financial statements.

       Management has responsibility for the Company's financial statements and financial reporting processes, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon.

       The Committee reviews the Company's financial statements and financial reporting processes on behalf of the Board of Directors. In fulfilling its responsibilities, the Committee has met and held discussions with management, the internal auditors, and the independent auditors. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2001 with management and the independent auditors.

       The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, the Committee has discussed with the independent auditors the auditors' independence from the Company and its management, including the letter regarding its independence provided to the Committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

       Based upon, and in reliance upon, the Committee's discussions with management and the independent auditors referred to above, the Committee's review of the representations of management and the report of the independent auditors, the Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

       Respectfully submitted on March 15, 2002 by the members of the Audit Committee of the Board of Directors of Charter One Financial, Inc.

Mark Shaevsky (Chairman) Patrick J. Agnew Karen R. Hitchcock	Melvin J. Rachal John P. Tierney Eresteen R. Williams

COMPENSATION OF DIRECTORS

       The Boards of Directors of Charter One, its wholly owned subsidiary Charter Michigan Bancorp, Inc. and Charter Michigan Bancorp's wholly owned and principal operating subsidiary, Charter One Bank, have identical membership. Except as set forth below, each non-employee director of Charter One and its subsidiaries receives the following compensation for service on the Boards of Charter One, Charter Michigan Bancorp and Charter One Bank, as follows:

  in the aggregate, a $1,950 monthly retainer for his or her service as a director on these Boards;

  $1,800 for each Charter One Bank Board meeting attended;

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  $300 per month for each Charter One Bank Board committee they served on, except for the Loan Committee members who receive $500 per month and the chairmen of the Company's Compensation Committee and Audit Committee, who each receive $600 per month; and

  members of the Corporate Governance Committee receive $300 per month, except the chairman of the Committee receives $600 per month.

Non-employee directors do not receive any fees for their service on Charter One or Charter Michigan Board committees, except for the fees for service on the Corporate Governance Committee as noted above. Directors who were employed by Charter One or its subsidiaries do not receive fees for their service on these Boards or for any Board committees on which they serve.

       In addition to the fees described above, Director Schostak receives $12,438 per month for services rendered as a Vice Chairman of the Board of Directors.

       During 2001, Director Simon, who served as a Vice Chairman of the Board of Directors and as an employee of Charter One, received $12,500 per month pursuant to his employment agreement with Charter One that commenced in October 1997, effective upon the RCSB Financial merger. His agreement ended on October 3, 2001.

       Director Chorbajian, who serves as a Vice Chairman of the Board of Directors and as an employee of Charter One, receives $37,342 per month pursuant to his employment agreement which commenced on November 30, 1998, the effective date of the ALBANK merger. His agreement terminates on September 30, 2003. Charter One maintains a $2.5 million life insurance policy for Mr. Chorbajian's benefit during the term of his employment agreement (including making gross up payments to him with respect to his tax liabilities relating to such benefit) and provides supplemental disability retirement benefits.

       During 2001, Directors Simon and Chorbajian were each granted stock options to purchase shares of Charter One common stock. In January 2001, Directors Simon and Chorbajian were granted options to purchase 31,500 shares and 94,815 shares, respectively, of Charter One common stock. In December 2001, as a result of the Stock Option Committee's change in policy described below, Directors Simon and Chorbajian were granted options to purchase 26,250 shares and 90,300 shares, respectively, of Charter One common stock. All of these options were granted at an exercise price equal to the fair market value of Charter One's common stock on the date of grant and are exercisable for a period of 10 years from the date of grant. The January 2001 grants vest, in full, three years after the date of grant. Director Simon's December 2001 stock option grant vests equally over three years from the date of grant. Director Chorbajian's December 2001 stock option grants vest thirty-seven months after the date of grant.

       Non-employee directors participate in Charter One's 1997 Stock Option and Incentive Plan, pursuant to which they may be granted options annually to purchase up to 12,762 shares of Charter One common stock. In January 2001, Directors Agnew, Fisher, Fugo, Hitchcock, Morley, Poe, Ptak, Rachal, Schostak, Scully, Shaevsky, Tierney and Williams were each granted options to purchase 7,875 shares of Charter One common stock at an exercise price equal to the fair market value of Charter One's common stock on the date of grant. The options are exercisable for a period of 10 years and vest equally over three years from the date of grant.

       In prior years, the Stock Option Committee typically met in January to grant stock option awards to directors, officers and employees for services performed during the prior fiscal year. In December 2001, however, the Stock Option Committee changed its policy relating to the timing of these grants, electing to make stock option grants in December rather than January. In December 2001, Directors Agnew, Fisher, Fugo, Hitchcock, Morley, Poe, Ptak, Rachal, Schostak, Scully, Shaevsky, Tierney and Williams were each granted options to purchase 7,500 shares of Charter One common stock at an exercise price equal to the fair market value of Charter One's common stock on the date of grant. The options are exercisable for a period of years and vest equally over three years from the date of grant. The December 2001 stock option grants to the directors are in lieu of the stock option grants that the Stock Option Committee would have made to the directors in January 2002.

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SUMMARY COMPENSATION TABLE

       The following table sets forth summary information concerning compensation awarded to, earned by or paid to Charter One's chief executive officer and its four other most highly compensated executive officers, whose total salary and bonus exceeded $100,000, for services rendered in all capacities during the periods indicated. Each of these officers received perquisites and other personal benefits in addition to salary and bonus during the periods stated. Except as otherwise indicated in the table, the aggregate amount of these perquisites and other personal benefits, however, did not exceed the lesser of $50,000 or 10% of the total of their annual salary and bonus and, therefore, has been omitted as permitted by the rules of the SEC. We will use the term "named executive officers" from time to time in this proxy statement to refer to the officers listed in the table below.

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options/SARs (#)(2)		All Other Compensation ($)

Charles John Koch Chief Executive Officer	2001 2000 1999	$780,000 716,676 635,281	$795,795 648,976 685,242	--- --- ---	486,000/ 231,000/ 231,000/	--- --- ---	$16,164 14,110 11,360	(3)

Mark D. Grossi Executive Vice President	2001 2000 1999	$520,000 475,004 407,510	$449,440 403,592 407,983	--- --- ---	301,750/ 141,750/ 141,750/	--- --- ---	$10,918 9,659 6,483	(3)

John D. Koch Executive Vice President	2001 2000 1999	$520,000 476,670 414,507	$449,440 403,592 412,074	--- --- ---	301,750/ 141,750/ 141,750/	--- --- ---	$11,888 10,729 7,583	(3)

Richard W. Neu Executive Vice President and Chief Financial Officer	2001 2000 1999	$520,000 475,006 408,764	$449,440 403,592 407,988	--- --- ---	301,750/ 141,750/ 141,750/	--- --- ---	$10,720 9,403 6,164	(3)

Robert J. Vana Senior Vice President, Chief Corporate Counsel and Secretary	2001 2000 1999	$251,667 221,667 192,504	$169,000 162,683 162,558	--- --- ---	123,000/ 63,000/ 63,000/	--- --- ---	$12,992 12,524 6,915	(3)

(1)	Salary includes amounts deferred at the election of the named executive officer through the 401(k) feature of the Charter One Bank Retirement Savings Plan.
(2)	In December 2001, the Stock Option Committee changed its policy with respect to the timing of grants of stock options to directors, officer and employees of the Company, electing to make these grants in December rather than January. Accordingly, the 2001 information relating to "securities underlying options" in the above table includes grants made to the named executive officers in January 2001 (for services performed during fiscal 2000) and in December 2001 (for services performed during fiscal 2001). For additional information, see the table "Stock Option Grants in Last Fiscal Year" below.

(3)	Includes the Bank's contributions under the 401(k) and ESOP features of the Charter One Bank Retirement Savings Plan, and life insurance premium payments, as follows:
	401(k)	ESOP	Life Insurance	Total
Charles J. Koch	$5,250	$4,980	$5,934	$16,164
Mark D. Grossi	3,938	4,980	2,000	10,918
John D. Koch	3,938	4,980	2,970	11,888
Richard W. Neu	3,938	4,980	1,802	10,720
Robert J. Vana	5,100	4,980	2,912	12,992

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STOCK OPTION GRANTS IN LAST FISCAL YEAR

       The following table sets forth information regarding grants of stock options made by the Company during the fiscal year ended December 31, 2001 to the named executive officers. The amounts shown for each named executive officer as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of 5% and 10% over the full 10-year term of the options, which would result in stock prices of approximately $41.06 and $65.39, respectively, for options with an exercise price of $25.21 and approximately $43.33 and $68.99, respectively, for options with an exercise price of $26.60 per share. No gain to the optionees is possible without an increase in stock price, which benefits all shareholders proportionately. These potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable SEC regulations. Actual gains, if any, on option exercise and common stock holdings depend upon the future performance of Charter One common stock and overall stock market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved. No stock appreciation rights were granted by the Company during the last fiscal year.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Terms
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
Charles J. Koch	231,000 255,000	2.96% 3.27	$25.21 26.60	1/23/11 12/19/11	$3,661,350 4,266,150	$9,281,580 10,809,450
Mark D. Grossi	141,750 160,000	1.82 2.05	25.21 26.60	1/23/11 12/19/11	2,246,738 2,676,800	5,695,515 6,782,400
John D. Koch	141,750 160,000	1.82 2.05	25.21 26.60	1/23/11 12/19/11	2,246,738 2,676,800	5,695,515 6,782,400
Richard W. Neu	141,750 160,000	1.82 2.05	25.21 26.60	1/23/11 12/19/11	2,246,738 2,676,800	5,695,515 6,782,400
Robert J. Vana	63,000 60,000	.81 .77	25.21 26.60	1/23/11 12/19/11	998,550 1,003,800	2,531,340 2,543,400

       The option exercise price of the options granted to the named executive officers shown above was the fair market value of Charter One's common stock at the date of grant. The options granted on January 22, 2001 are subject to three-year cliff vesting, and vest in full on January 23, 2004. The options granted on December 19, 2001 are subject to a thirty-seven month cliff vesting, and vest in full on January 19, 2005. The options may not be transferred in any manner other than by will, the laws of descent and distribution or pursuant to a qualified domestic relations order, and may be exercised during the lifetime of the optionee only by the optionee or his legal representative upon the optionee's death.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

       The following table summarizes for each of the named executive officers certain information relating to stock options exercised by him during the fiscal year ended December 31, 2001 and the number and value of unexercised stock options held by the named executive officers at year end. The dollar amounts set forth in the table below under the "Value Realized" column represent the difference between the fair market value of the underlying stock on the exercise date and the exercise or base price of the option(s). The dollar amounts set forth in the table below under the "Value of Unexercised In-the-Money Options at FY-End" column represent the difference between the exercise or base price of the named executive officer's stock option(s) and the $27.15 closing price per share of Charter One common stock as quoted on the NYSE on December 31, 2001. The amounts set forth in the column "Value of Unexercised In-the-Money Options at FY-End," unlike the amounts set forth in the column "Value Realized," have not been, and may never be, realized. These options have not been, and may not ever be, exercised. Actual gains, if any, on exercise will depend on the value of Charter One common stock on the date of exercise.

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There can be no assurance that these values will be realized. Unexercisable options are those which have not yet vested.

			Number of Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Charles J. Koch	43,839	$831,407	846,878	983,227	$9,998,718	$3,958,466
Mark D. Grossi	21,000	434,805	520,473	606,865	6,099,219	2,431,569
John D. Koch	32,264	623,986	545,392	606,865	6,635,849	2,431,569
Richard W. Neu	219,759	5,234,793	673,501	606,865	9,360,601	2,431,569
Robert J. Vana	43,029	936,973	238,140	258,607	2,760,130	1,072,756

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

       Charles John Koch, Mark D. Grossi, John D. Koch, Richard W. Neu and Robert J. Vana each has a supplemental retirement agreement with Charter One. The retirement agreements are designed to provide monthly benefits to the executive officers upon their retirement. The benefit payable to the executive officers upon retirement is a function of years of service and the highest three years of total compensation. Annual benefits under the retirement agreements are capped at $540,000 for Charles John Koch, at $480,000 for Mark D. Grossi, John D. Koch and Richard W. Neu and $300,000 for Robert J. Vana. Generally, the earliest benefit payments under the supplemental retirement agreement can commence is age 58, upon termination of the executive's employment with Charter One; otherwise, benefit payments generally will commence at age 65. As of December 31, 2001, the monthly benefit payments that would be paid under the supplemental executive retirement agreements would be approximately $45,000, $10,500, $23,500, $14,300 and $10,200 to Charles John Koch, Mark D. Grossi, John D. Koch, Richard W. Neu and Robert J. Vana, respectively.

EMPLOYMENT AGREEMENTS

       Charter One has an employment agreement with each of Charles John Koch, Mark D. Grossi, John D. Koch, Richard W. Neu and Robert J. Vana. The agreements are for a five year-term. On each August 1st the term of each employment agreement will be extended for a period of one year in addition to the then-remaining term unless the officer receives an unsatisfactory performance review from the Board of Directors or notice that the term of his agreement will not be extended. The employment agreements provide for the following:

  an annual base salary in an amount not less than the executive's current base salary, which may be increased, but not decreased, from time to time as approved by the Board of Directors;

  participation in an equitable manner with all other executive officers in performance-based and discretionary bonuses, if any, as are authorized and declared by the Board of Directors; and

  participation in other Company employee benefit, fringe benefit and welfare plans and programs.

       In the event the executive suffers an "involuntary termination" as defined below, the executive will receive for the lesser of three years or the remaining term of his agreement, as liquidated damages, (i) monthly payments equal to one-twelfth of his annual base salary in effect immediately prior to the date of termination; (ii) one-twelfth of his average annual cash bonus and cash incentive compensation for the two full fiscal years preceding the date of termination; and (iii) substantially the same health and other benefits available to him in effect immediately prior to such involuntary termination. These payments would be reduced by any cash compensation or health and other benefits actually paid to, or receivable by, the executive from another employer during the period he is receiving post-termination compensation benefits from Charter One. "Involuntary termination" is generally defined as the termination of the executive's employment by the Company without his express written consent or by the executive

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by reason of a material diminution of or interference with his duties, responsibilities or benefits as defined in the agreement unless consented to in writing by the executive.

       In the event of the executive's involuntary termination within the 12 months preceding, at the time of, or within 24 months following a change in control, as that term is defined in the agreements, then in addition to the liquidated damages payments described in the immediately preceding paragraph, the executive will receive an amount equal to 299% of the executive's "base amount" as determined under Section 280G of the Internal Revenue Code of 1986. The employment agreements also contain a "gross-up" provision pursuant to which Charter One will make additional payments to the executive in the event that any payments or benefits provided or to be provided to the executive under the agreement are subject to an excise tax penalty under Section 4999 of the Internal Revenue Code. Charter One would not be able to deduct as an expense the amount of the payments or benefits subject to the excise tax penalty. The "gross-up" provision is intended to provide the executive on an after-tax basis with 80% of the penalty tax paid, if any, on the change in control payments or benefits and 100% of any penalty tax payable as a result of the gross-up payment. Based on their salaries as of December 31, 2001, this 299% payment would entitle Mr. C. Koch to $6.6 million, Mr. Grossi to $2.8 million, Mr. J. Koch to $3.2 million, Mr. Neu to $6.3 million and Mr. Vana to $1.4 million.

       Charles J. Koch's agreement also contains a one-year non-compete provision. Under this provision, if Mr. Koch terminates his employment voluntarily, he agrees not serve as a director of, or provide personal services as an officer, employee, independent contractor or employee of an independent contractor to, any institution insured by the Federal Deposit Insurance Corporation or the National Credit Union Administration which has its home office or principal corporate office in the Metropolitan Statistical Area of any of Cleveland, Ohio, Detroit, Michigan, Rochester, New York, Albany, New York, or Chicago, Illinois or any holding company or other affiliate of such an institution. During this one-year period, the Company will pay him in equal monthly installments fifty percent of his salary.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

       The following Compensation Committee Report on Executive Compensation shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report therein, and shall not otherwise be deemed filed under such Acts.

General

       Charter One is a financial holding company which, through a subsidiary (Charter Michigan), owns all of the outstanding capital stock of Charter One Bank. Charter One's business has consisted primarily of the business of Charter One Bank and its subsidiaries. The financial results of Charter One are a direct function of Charter One Bank's achievement of its goals as set forth in its annual business plan. Executives are compensated for their contribution to the achievement of these goals which benefit the shareholders, customers, employees and the communities in which we operate.

       The Company's compensation matters are addressed by three Board committees, the Compensation Committee, the Stock Option Committee and the TEIGAP Committee, hereinafter collectively referred to as the "Committees." Membership of the Committees is identical and is composed exclusively of outside directors who meet the criteria of IRS Section 162(m) and SEC Rule 16(b). The Committees are dedicated to the philosophy of linking executive compensation to achievement of Charter One Bank's goals and the resulting performance of Charter One. The Committees review all issues pertaining to executive compensation and submit their recommendations to the full Board of Directors for approval.

Executive Compensation Philosophy

       The executive compensation program is designed to guide the Committees in formulating an appropriate compensation structure for senior management. Their overall objective is to align senior management

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compensation with the goals of our annual business plan by creating strong incentives to manage the business successfully from both a financial and operating perspective. The executive compensation program is structured to accomplish the following specific objectives:

1)	Align the interests of management with the interests of the shareholders;
2)	Maintain a program which:
a)	clearly motivates personnel to perform and succeed according to the goals outlined in our annual business plan;
b)	retains key personnel critical to our long-term success; and
c)	emphasizes formula-based components, such as incentive plans, in order to better focus management efforts in its execution of our annual business plan;
3)	Maintain pay for performance as an integral component of the program by utilizing incentive plans that emphasize corporate success;
4)	Maintain a corporate environment which encourages effective risk management, stability and a long-term focus for both Charter One and its management; and
5)	Ensure that management:
a)	fulfills its overall responsibility to its constituents, including shareholders, customers, employees, the community and government regulatory agencies;
b)	conforms its business conduct to the highest ethical standards;
c)	remains free from any influences that could impair or appear to impair the objectivity and impartiality of its judgments or treatment of Charter One's constituents; and
d)	continues to avoid any conflict between its responsibilities to Charter One and each individual's personal interests.

       Achievement of these objectives should result in a compensation structure that reasonably tracks the total performance of Charter One. The program's compensation elements include base salary as well as incentive plans. The incentive plans have been designed to reflect corporate performance, individual performance, and alignment with the interests of Charter One's shareholders.

       The Committees rely upon annual salary survey market research to determine and maintain a relevant peer group for total corporate performance, for base salary comparison and for incentive compensation comparison. The peer group is national in scope representing 20 publicly traded commercial banks and savings institutions of comparable size to Charter One. The Committees believe the peer group is representative of Charter One's competitors for business, personnel recruitment and compensation. The peer group survey analyzes total corporate performance and the relationship between performance, base pay and incentive compensation. Performance comparisons include rankings based on return on average equity, return on average assets, efficiency ratio, asset quality and total return on a company's stock price, among other factors. Compensation data utilized for comparisons is generally annual cash compensation including base salary and most forms of cash bonus and annual incentive awards. The peer group selected for compensation comparison purposes differs from the companies included in the Keefe, Bruyette & Woods 50 Total Return Index, which is used in the performance graph that follows this report.

Base Salary

       Base salary forms the foundation of the compensation program as it represents income not at risk. The Committees believe that base salary should function as an anchor: large enough that the executive is comfortable remaining in Charter One's employ, but not so large as to conflict with the executive's motivation to work diligently to increase shareholder value. An individual's base salary is directly related to his or her position scope, job

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responsibilities, accountability, performance and contribution to Charter One or its subsidiaries. In general, the base salary of each executive officer is intentionally set below the median of the peer group. However, superior corporate or individual performance should result in incentive compensation which, when combined with base salary and long-term incentives, would place total compensation above that of the peer group median.

Incentive Plans

       The Company maintains both short-term and long-term incentive plans. The executive bonus plans are designed as short-term plans and are based on the achievement of annual objectives as defined below. The executive bonus plans also provide for "ad hoc" bonuses which can be paid in recognition of achievements, such as merger-related activities, which are not part of the defined annual objectives. The stock option plan is designed as a long-term plan and is directly impacted by stock price over a period of time, as described below.

       Executive Bonus Plans. The Company maintains two executive bonus plans, the Executive Incentive Goal Achievement Plan (the "EIGAP") and the Top Executive Incentive Goal Achievement Plan (the "TEIGAP"). The EIGAP and the TEIGAP each provide incentive compensation opportunities to our executives based on the achievement of targeted corporate and individual goals. Participation in the plans is normally limited to those management positions where the functional responsibility encompasses the establishment of our strategic direction and long-range plans, and/or operating results at the divisional level. Other selected employees may also be eligible to participate as defined by competitive compensation practices within our labor markets. Participation in the TEIGAP, however, is determined by the TEIGAP Committee and limited to those executives who are "covered employees" under Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction to public corporations for compensation over $1.0 million paid in any fiscal year to a company's chief executive officer and the four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. Executive officers not chosen to participate in the TEIGAP are automatically eligible to participate in the EIGAP.

       The purpose of the two incentive bonus plans is to achieve the following objectives:

1)	promote stability and the achievement of profitability and business goals;
2)	link executive compensation to specific corporate performance objectives and individual goals;
3)	provide a competitive reward structure for senior officers and other key employees; and
4)	encourage involvement and communication regarding our strategic plans.

       Awards are established as a percentage of a participant's base salary at year end; thus, changes in salary during the year affect award levels. Participants earn awards by personally achieving their individual goals and assisting Charter One in achieving its overall objectives. Awards are weighted between Company objectives and individual goals and vary by participant level. The more control and influence a participant has on either Company objectives or individual goals, the greater the participant's weighting on that particular factor. Individual goals and Company objectives, as well as the percentage and factor weightings for each participant level, are established at the beginning of each year and remain in effect for the entire year. Charter One's objectives are established by the Chief Executive Officer, the Compensation Committee and the TEIGAP Committee.

       In order for a participant to earn an award under either of the plans, both Charter One's corporate performance objectives and the participant's individual goals must be achieved. If the participants meet their individual performance goals but Charter One fails to achieve certain of its objectives, no incentive award will be made to any participant. Additionally, if Charter One achieves its objectives but a participant fails to meet his or her individual performance goal threshold, no incentive award will be made to that participant.

       Stock Options. At least annually, the Stock Option Committee reviews the appropriateness of granting stock options to senior management. The purposes of this long-term element of the program are to:

1)	provide an incentive to key employees to promote the success of the business;

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2)	provide key employees with a long-term incentive to increase shareholder value;
3)	encourage ownership rights through purchase of Charter One common stock; and
4)	attract and retain the best available personnel.

       The Stock Option Committee attempts to grant options based on an individual's performance and the impact on Charter One's financial results. All options granted to date have a term of 10 years and have contained vesting requirements (usually three years). This element of the executive compensation program is designed to align the interests of the executive with corporate and shareholder objectives. The price performance of Charter One's common stock directly affects the value of these long-term awards.

       The 1997 Stock Option and Incentive Plan initially provided for a maximum number of shares with respect to which awards may be made of 4,586,739 shares. As a result of merger and stock dividend activity since adoption of the plan, the maximum number of shares with respect to which awards may be made has been increased to 22,378,204 pursuant to the adjustment provision under the 1997 Stock Option and Incentive Plan.

       Federal Income Tax Limitations. Section 162(m) of the Internal Revenue Code generally limits to $1 million Charter One's federal income tax deduction for compensation paid in any year to its Chief Executive Officer and each of its other named executive officers, to the extent that such compensation is not "performance-based compensation" within the meaning of Section 162(m). In structuring Charter One's compensation arrangements with its highest paid executive officers, the Committee provides incentive formulas under TEIGAP that should qualify as "performance-based compensation" under Section 162(m) in order to decrease the after-tax cost of such arrangements.

Corporate Performance and Executive Pay

       Base Salary for 2001. Approximately 50% of the potential annual compensation of Charles John Koch, the Chief Executive Officer of Charter One, is paid as base salary, with the balance based upon the TEIGAP and, therefore, dependent upon specific corporate achievements in any given year. The base salary is established by the Compensation Committee after consideration of his current performance, his past base salary, comparison of the base salaries within the peer group, and the overall performance and economic condition of Charter One. Base salary for Mr. Koch is targeted near the median of the peer group because of Charter One's emphasis on incentive compensation for its executives. Additionally, the Compensation Committee compares the total compensation package of executive officers to the peer group to ensure that the total package is competitive with the marketplace. On May 1, 2001, the Board of Directors, acting on the recommendation of the Compensation Committee, increased Mr. Koch's salary by 6%. The increase in base salary was the result of Mr. Koch's outstanding efforts, as well as to appropriately align his base salary with the peer group. His outstanding efforts were evidenced in particular by Charter One's record operating income for the year ended December 31, 2000, its success in building core deposits, the continued quality of its assets, and its excellent capital profile, along with continued compliance with governmental regulations. In part, this success was attributable to Mr. Koch's emphasis on enhancing the retail franchise and supporting efforts to maintain an environment geared to sales success with a low risk profile.

       Executive officers were also granted salary increases effective May 1, 2001, based on the Compensation Committee's assessment of the individual's leadership, technical knowledge, analytical ability, decision making, planning, personnel development and communication effectiveness and its objective review of the individual executive's goal achievement for the performance period in areas such as: loan production, investment return, operating efficiency, revenue increases, merger and acquisition integration and deposit retention. Mr. Grossi, Mr. John Koch and Mr. Neu have similar base salaries in recognition of their accountability for similarly significant pieces of Charter One's operations, which is representative of Charter One's highly efficient and flat organizational structure.

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       Incentive Awards for 2001. Each year, the TEIGAP provides for a cash bonus award to Mr. Koch in recognition of his contribution to the achievement of Charter One's annual goals. The TEIGAP is not tied to stock price performance. The goals established in our annual business plan are designed such that if achieved, Charter One's earnings should increase while maintaining the institution's historical financial soundness. The TEIGAP Committee reviews Charter One's performance relative to the percentage achievement of the goals established in the annual business plan, which over the past several years have focused on core earnings growth, net worth, asset quality, efficiency ratio, loan origination, deposit growth and interest rate risk. The amount included in Mr. Koch's 2001 cash compensation directly relates to his execution of the business plan and Charter One's achievement of results as measured against the 2001 business plan. Executive officers were also awarded cash bonuses which were functions of the achievement of Charter One's aforementioned goals and individual performance.

       In addition to cash bonus awards, during 2001 the Stock Option Committee granted stock option awards to purchase a total of 7,793,756 shares of Charter One common stock to employees and directors. The stock option awards granted in 2001 consisted of stock options to purchase 4,234,956 shares and 3,558,800 shares of Charter One common stock granted in January 2001 (relating to the year ended December 31, 2000) and December 2001 (relating to the year ended December 31, 2001), respectively. The December 2001 grants were the result of a change in the Stock Option Committee's policy relating to the timing of stock option grants, electing to make stock option grants in December rather than January. Of the total stock option awards granted during the year ended December 31, 2001, Mr. Koch received stock option awards in January 2001 and December 2001 to purchase 231,000 shares and 255,000 shares, respectively, of Charter One common stock. The Stock Option Committee believes that Mr. Koch's awards appropriately recognize his leadership and contributions to the continued strength and success of the Company while providing a significant incentive to create incremental shareholder value.

Submitted by the members of the Compensation, Stock Option and TEIGAP Committees

Michael P. Morley (Chairman) Phillip Wm. Fisher Denise Marie Fugo	Charles M. Heidel Victor A. Ptak Jerome L. Schostak

STOCK PERFORMANCE GRAPH

       The following Stock Performance Graph shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this graph therein, and shall not otherwise be deemed filed under such Acts.

       The rules and regulations of the SEC require the presentation of a line graph comparing, over a period of five years, the cumulative total shareholder return for the performance indicator of a broad equity market index and either a nationally recognized industry index or a peer group index constructed by the company. The following graph compares the performance of the Company's common stock with the Standard & Poors ("S&P") 500 Index and the Keefe, Bruyette & Woods 50 Total Return Index ("KBW 50"). The KBW 50 is a market capitalization-weighted bank stock index that includes all money-center banks and most regional bank holding companies. Charter One was added to the KBW 50 in 1999 and to the S&P 500 Index in 2000. The comparison assumes $100 was invested on January 1, 1997 in Charter One common stock and in each of the foregoing indices and assumes the reinvestment of all dividends. Historical stock price performance is not necessarily indicative of future stock price performance.

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Comparison of Cumulative Total Return
Among Charter One Financial, Inc., The S&P 500 Index,
And The KBW 50 Index

	1/1/97	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01
______ Charter One	$100	$161	$151	$112	$183	$185
__..__ S&P 500	100	134	171	208	189	166
. . . . . KBW 50	100	146	158	153	183	176

TRANSACTIONS WITH RELATED PARTIES

       From time to time, Charter One Bank provides residential mortgage loans to directors, officers and other employees. These loans are made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with the general public, except for reduced interest rates and fees. These loans, when made, have not involved more than the normal risk of collectibility or presented other unfavorable features. During 2001, no director or executive officer of Charter One or its subsidiaries, or a related party of such director or executive officer, had a loan with preferential terms and an outstanding aggregate balance exceeding $60,000.

PROPOSAL 2 -- AMENDMENT TO THE CHARTER ONE
FINANCIAL, INC. 1997 STOCK OPTION AND INCENTIVE PLAN

       At the annual meeting, shareholders will be requested to approve an amendment to the Charter One Financial, Inc. 1997 Stock Option and Incentive Plan (the "Plan"). The Board of Directors unanimously recommends approval of the amendment to the Plan to allow the Company to continue to attract and retain the best available directors, officers and employees and to provide an incentive for all award recipients under the Plan to use their best efforts on the Company's behalf. If shareholders approve the amendment, the number of shares of Charter One common stock on which awards may be granted under the Plan will be increased by 10,628,700 shares, representing approximately 4.8% of the outstanding shares of Charter One common stock as of the date of this proxy statement. As a result of such approval, the aggregate number of shares of common stock on which awards may be granted under the Plan would be increased from 22,378,204 shares to an aggregate of 33,006,904 shares.

       The Company's Board of Directors adopted the Plan on February 18, 1997. The Plan became effective when it was approved by the Company's shareholders at the annual meeting on April 24, 1997. As of February 22, 2002, options to purchase 18,064,638 shares of Charter One common stock were outstanding or approved to be granted under the Plan, at exercise prices ranging from $16.98 to $30.59 per share, and 431,036 shares have been issued pursuant to options exercised under the Plan since its inception. This leaves only 3,882,530 shares of common stock available for future awards under the Plan, which amount will not enable the Company to continue to grant

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awards under the Plan at competitive levels beyond 2002. Accordingly, on December 19, 2001, the Board of Directors, acting on the recommendation of its Stock Option Committee, unanimously adopted this amendment to the Plan, subject to the approval of the shareholders.

       As of February 22, 2002, approximately 8,165,366 shares of Charter One common stock were subject to outstanding awards granted under prior Company plans and under stock plans assumed by the Company in connection with mergers and acquisitions of other companies. Awards under these plans are no longer being granted.

       The principal provisions of the Plan are summarized below. Such summary does not, however, purport to be complete and is qualified in its entirety by the terms of the Plan. A copy of the Plan and the proposed amendment may be obtained upon written request to the Company's Investor Relations Department at 790 Penniman, Plymouth, Michigan 48170 or by calling (800) 262-6301.

Description of the Plan

       General. The purpose of the Plan is to promote the long-term interests of the Company and its shareholders by providing a means for attracting and retaining directors, advisory directors, officers and employees of the Company and its affiliates. Stock options and stock appreciation rights may be granted under the Plan. Options granted under the Plan may be either "incentive stock options," as defined by Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-statutory stock options.

       Administration. The Plan is administered by the Stock Option Committee of the Board of Directors. The Stock Option Committee is comprised of non-employee directors of the Company. The Stock Option Committee has complete authority and discretion over the administration of the Plan.

       Eligibility. Every director, advisory director, officer and employee of the Company and its affiliates is entitled to participate in the Plan. As of February 22, 2002, a total of approximately 460 persons were eligible to receive awards under the Plan. Incentive stock options may only be granted to employees of the Company and its affiliates. Non-statutory stock options and stock appreciation rights may be granted to any eligible participant under the Plan. The Stock Option Committee, in its discretion, will select the individuals to whom options and stock appreciation rights will be granted, the time and times at which these awards are granted, and the number of shares subject to each grant.

       Shares Subject to the Plan. Shares of Charter One common stock which may be awarded and delivered under the Plan are those that currently remain available under the Plan, shares available as a result of shareholder approval of the proposed amendment to the Plan, and any shares represented by awards under the Plan which are forfeited, expire, cancelled without delivery of shares or otherwise result in the return of shares to the Company. Shares of common stock subject to awards under the Plan may be either authorized and unissued shares or previously issued shares reacquired and held as treasury shares. In the event of a change in the outstanding shares as a result of a reorganization, recapitalization, stock split/dividend, combination or exchange of shares, merger, consolidation or other similar event, the shares available for future awards as well as awards previously granted (and the exercise prices) will be adjusted accordingly.

       Limitations. The Plan provides that the maximum number of shares with respect to which awards may be granted to any one participant, in the aggregate, in any one calendar is 1,276,281shares, except that non-employee directors are limited to an annual maximum of 12,762 shares, in each case as adjusted pursuant to the terms of the Plan. These limitations are subject to adjustment in the event of a change in the outstanding shares of the Company as a result of a reorganization, recapitalization, stock split/dividend, combination or exchange of shares, merger, consolidation or other similar event.

       Terms and Conditions of Awards. Each award is to be evidenced by an award agreement between the Company and the award recipient and is subject to the following additional terms and conditions:

              Exercise Price. The Stock Option Committee will determine the exercise price for the shares of common stock underlying each award at the time it is granted; provided, however, that such exercise price shall not be less than 100% of the fair market value of Charter One's common stock on the date such award is granted. The

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fair market value for a share of Charter One common stock underlying each award is the average of the high and low quoted sales price per share of Charter One common stock on the NYSE on the date the award is granted. As of February 22, 2002, the average of the high and low quoted sales price for one share of Charter One common stock was $29.35.

              Option Term. The term of an award may be no more than 10 years from the date of grant. No award may be exercised after the expiration of its term.

              Time and Method of Exercise. The Committee will determine the time(s) at which an award becomes exercisable and the method(s) by which, and the form(s) in which, payment of the exercise price with respect to an award may be made or deemed to have been made.

              Termination of Service. Unless otherwise stated in an award agreement, upon an award recipient's termination of service with the Company or its affiliates for any reason other than death, disability or for cause, all awards then currently exercisable will remain exercisable for three months following such termination of service. Upon termination of service for death or disability, all awards then currently exercisable will generally remain exercisable for one year following such termination of service. Upon termination of service for cause, all awards not previously exercised shall immediately be forfeited.

              Stock Appreciation Rights. A stock appreciation right may be granted alone or in addition to (each a "Stand-Alone SAR"), or in tandem ("Related SAR") with, option grants under the Plan. Upon the exercise of a Stand-Alone SAR, the award recipient will be entitled to receive the excess of the fair market value on the exercise date of the Charter One common stock underlying the stock appreciation right over the aggregate exercise price applicable to such shares. An award recipient granted a Related SAR will be required to elect between exercising the underlying option and surrendering the option in exchange for a distribution from the Company equal to the excess of the fair market value on the surrender date of the shares that could be acquired under the option over the aggregate exercise price payable for such shares.

       Effect of Merger. In the event of a merger, consolidation or combination in which the Company is not the surviving entity, a participant exercising an award shall have the right to receive an amount equal to the excess of the fair market value per share of the securities, cash or property receivable in the merger, consolidation or combination over the exercise price of the award, multiplied by the number of shares with respect to which the award shall have been exercised.

       Effect of Change in Control. Unless otherwise stated in an award agreement, in the event of a tender offer or exchange offer for shares of the Company or a change in control of the Company, as such events are defined in the Plan, all options and stock appreciation rights previously granted and not yet fully exercisable become exercisable in full and remain exercisable for one year. Similarly, in the event a participant in the Plan is involuntarily terminated without cause, or if a director is not re-nominated, following a change in control, such participant's, or such director's, unvested options and stock appreciation rights become exercisable for one year.

       Nontransferability of Awards. Awards granted under the Plan are not transferable other than by will, the laws of descent and distribution, or pursuant to a qualified domestic relations order.

       Other Provisions. An award agreement may contain other terms, provisions, and conditions not inconsistent with the Plan, as may be determined by the Stock Option Committee.

       Amendment or Termination of the Plan . The Board of Directors may amend, alter, suspend, discontinue, or terminate the Plan at any time and for any reason. However, the Company will obtain shareholder approval for any amendments to the Plan to the extent necessary and desirable to comply with applicable laws. No such action by the Board of Directors or the shareholders may alter or impair any award previously granted under the Plan without the consent of the award recipient. The Plan shall remain in effect until terminated by action of the Board of Directors or operation of law.

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Federal Income Tax Consequences

       The federal income tax consequences to the Company and its employees of awards under the Plan are complex and subject to change. The following discussion, which has been prepared by the law firm of Silver, Freedman & Taff, L.L.P., counsel to the Company, is only a summary of the general rules applicable to the Plan. Recipients of awards under the Plan should consult their own tax advisors since a taxpayer's particular situation may be such that some variation of the rules described below will apply.

       As discussed above, several different types of instruments may be issued under the Plan. The tax consequences related to the issuance of each is discussed separately below.

       Options. As noted above, options granted under the Plan may be either incentive stock options or non-statutory stock options. Incentive stock options are options which are designated as such by the Company and which meet certain requirements under Section 422 of the Code and the regulations thereunder. Any option which does not satisfy these requirements will be treated as a non-statutory stock option.

              Incentive Stock Options. If an option granted under the Plan is treated as an incentive stock option, the optionee will not recognize any income upon either the grant or the exercise of the option, and the Company will not be allowed a deduction for federal tax purposes. Upon a sale of the shares, the tax treatment to the optionee and the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time he or she sells the shares. In addition, as discussed below, the exercise of an incentive stock option may subject the optionee to alternative minimum tax liability.

       If an optionee exercises an incentive stock option and does not dispose of the shares received within two years after the date such option was granted or within one year after the transfer of the shares to him or her, any gain realized upon the disposition will be characterized as long-term capital gain and, in such case, the Company will not be entitled to a federal tax deduction.

       If the optionee disposes of the shares either within two years after the date the option is granted or within one year after the transfer of the shares to him or her, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (i) the fair market value of the shares on the date of exercise minus the exercise price, or (ii) the amount realized on the disposition minus the exercise price, will be taxed as ordinary income to the optionee in the taxable year in which the disposition occurs. The excess, if any, of the amount realized upon disposition over the fair market value at the time of the exercise of the option will be treated as long-term capital gain if the shares have been held for more than one year following the exercise of the option. In the event of a disqualifying disposition, the Company may withhold income taxes from the optionee's compensation with respect to the ordinary income realized by the optionee as a result of the disqualifying disposition.

       The exercise of an incentive stock option may subject an optionee to alternative minimum tax liability. The excess of the fair market value of the shares at the time an incentive stock option is exercised over the purchase price of the shares is included in income for purposes of the alternative minimum tax even though it is not included in taxable income for purposes of determining the regular tax liability of an employee. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises an incentive stock option.

       In general, there will be no federal income tax deductions allowed to the Company upon the grant, exercise, or termination of an incentive stock option. However, in the event an optionee sells or otherwise disposes of stock received on the exercise of an incentive stock option in a disqualifying disposition, the Company will be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not otherwise disallowed under the Code.

              Non-Statutory Stock Options. Non-statutory stock options granted under the Plan do not qualify as "incentive stock options" and will not qualify for any special tax benefits to the optionee. An optionee generally will not recognize any taxable income at the time he or she is granted a non-statutory stock option. However, upon its exercise, the optionee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price. The income realized by the optionee will be subject to income and other employee withholding taxes.

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       The optionee's basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of a non-statutory stock option will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option. Upon disposition of any shares acquired pursuant to the exercise of a non-statutory stock option, the difference between the sale price and the optionee's basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year at their disposition.

       In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of a non-statutory stock option or a sale or disposition of the shares acquired upon the exercise of a non-statutory stock option. However, upon the exercise of a non-statutory stock option, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

       Stock Appreciation Rights. As discussed above, the Company may grant either Stand-Alone SARs or Related SARs under the Plan. Generally, the recipient of a stock appreciation right will not recognize any taxable income at the time the stock appreciation right is granted.

       With respect to Stand-Alone SARs, if the employee receives the appreciation inherent in the stock appreciation rights in cash, the cash will be taxable as ordinary compensation income to the employee at the time that it is received. If the employee receives the appreciation inherent in the Stand-Alone SARs in stock, the employee will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the employee for the stock.

       With respect to Related SARs, if a holder elects to surrender the underlying option in exchange for cash or stock equal to the appreciation inherent in the underlying option, the tax consequences to the employee will be the same as discussed above relating to Stand-Alone SARs. If the employee elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a non-statutory stock option (discussed above), i.e., the employee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price.

       In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of Stand-Alone SARs or Related SARs. However, upon the exercise of either a Stand-Alone SAR or a Related SAR, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Vote Required and Board Recommendation

       The affirmative vote of a majority of the votes cast at the meeting by the holders of shares entitled to vote is required to approve the amendment to the Plan. The Board of Directors recommends a vote for the amendment to the plan.

PROPOSAL 3 -- INDEPENDENT AUDITORS

Vote on Independent Auditors

       The Board of Directors has renewed Charter One's arrangement for Deloitte & Touche LLP to be its independent auditors for the fiscal year ending December 31, 2002, subject to the ratification of the appointment by our shareholders. A representative of Deloitte & Touche LLP is expected to attend the meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

       The Board of Directors recommends that shareholders vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as Charter One's independent auditors for the fiscal year ending December 31, 2002.

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Principal Accounting Firm Fees

       During the fiscal year 2001, the aggregate fees billed to the Company by the Company's principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, for various audit, audit-related and non-audit services provided to the Company were as follows:

Audit fees	$ 462,007
Financial information systems design and implementation fees	898,621
All other fees:
Audit related fees	325,573	(1)
Other non-audit related fees	2,161,056	(2)

(1) Includes fees for comfort letter procedures, consents, and audits of employee benefit plans.
(2) Includes $1,405,892 related to federal, state and local tax services.

       The Audit Committee of the Board has considered whether the providing of financial information systems design and implementation and all other non-audit related services (and the aggregate fees billed for such services) by the principal independent accountants in fiscal year 2001 is compatible with maintaining the principal accountant's independence.

PROXY SOLICITATION COSTS

       Charter One will pay the costs of soliciting proxies. Charter One will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Charter One common stock. Charter One has engaged Georgeson Shareholder, a proxy soliciting firm, to assist in the solicitation of proxies at a cost of $7,500, plus reasonable out-of-pocket expenses. In addition to solicitation by mail, directors, officers and employees of Charter One may solicit proxies personally or by facsimile, telegraph or telephone, without additional compensation.

SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

       In order to be eligible for inclusion in Charter One's proxy materials for next year's Annual Meeting of Shareholders, any shareholder proposal must be received at Charter One's executive office at 1215 Superior Avenue, Cleveland, Ohio 44114 on or before November 15, 2002. To be considered for presentation at next year's annual meeting, although not included in the proxy statement, any shareholder proposal must be received at Charter One's executive office not less than 60 days nor more than 90 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, the shareholder proposal must be received on or before the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public announcement of the date of such meeting was made, whichever occurs first.

       All shareholder proposals for inclusion in Charter One's proxy materials shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934 and, as with any shareholder proposal (regardless of whether it is included in Charter One's proxy materials), Charter One's certificate of incorporation and bylaws, and Delaware law.

OTHER MATTERS

       The Board of Directors knows of no other business that will be presented at the meeting. If any other matter properly comes before the shareholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

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Dear Charter One Financial Shareholder:

If you have participated in Electronic Delivery of Annual Meeting materials, we would like to thank you. The Annual Report and Proxy Statement are available in their entirety for your review at the following website http://www.charterone.com/2002annualmeeting.

If you have not participated in the program, but would like to see what you would receive in lieu of a paper Annual Report and Proxy Statement, please visit the above mentioned website. To consent to receive materials over the Internet for future Annual Meetings, log onto www.econsent.com/cf and follow the instructions provided.

Thank you for your interest in Charter One.

DETACH HERE

CHARTER ONE FINANCIAL, INC.

ANNUAL MEETING -- APRIL 23, 2002

CONFIDENTIAL VOTING AUTHORIZATION CARD

As a participant in the Charter One Bank Retirement Savings Plan (the "Plan"), I hereby direct the trustee of the Plan in which I participate to vote all shares of Charter One Financial, Inc. ("Charter One") common stock allocated or credited to my account under such Plan as of February 22, 2002, in accordance with the instructions on the reverse side of this card, at the annual meeting of shareholders to be held on April 23, 2002, or any adjournment or postponement thereof. The Plan trustee is authorized to vote upon such other matters as may properly come before the annual meeting or any adjournment or postponement thereof, in its sole discretion. I understand my vote shall be confidential and will be seen only by Equiserve, L.P. as Service Agent for Fleet National Bank in the tabulation of the vote. Please see page 2 of the Proxy Statement, "What if my shares are held in the Company's employee stock ownership plan?" for a further description of voting by the trustee.

The undersigned participant acknowledges receipt prior to the execution of this voting authorization card of the Notice of Annual Meeting of Charter One Financial, Inc. to be held on April 23, 2002, an Annual Report to Shareholders for the year ended December 31, 2001, and a Proxy Statement relating to the business to be addressed at the meeting.

Please promptly complete, date, sign and mail the attached card in the enclosed pre-addressed, postage-paid envelope. Do not return your authorization card if you are voting by Telephone or the Internet.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Vote by Telephone	Vote by Internet
It's fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone.	It's fast, convenient, and your vote is immediately confirmed and posted.
Follow these four easy steps:

1. Read the accompanying Annual Report to
    Shareholders, Proxy Statement and Authorization Card.

2. Call the toll-free number
    1-877-PRX-VOTE (1-877-779-8683).

3. Enter your 14-digit Voter Control Number
     located on your Authorization Card above your name.

4. Follow the recorded instructions.

Follow these four easy steps:

1. Read the accompanying Annual Report to
    Shareholders, Proxy Statement and Authorization Card.

2. Go to the Website
   http://www.eproxyvote.com/cf

3. Enter your 14-digit Voter Control Number
     located on your Authorization Card above your name.

4. Follow the instructions provided.

Your vote is important! Call "1-877-PRX-VOTE" anytime!	Your vote is important! Go to "http://www.eproxyvote.com/cf" anytime!

Do not return your Authorization Card if you are voting by Telephone or Internet

DETACH HERE
---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
Please mark votes as in this example.
This authorization when properly executed and returned to the trustee will be voted as directed or, if no direction is indicated it will be voted "for" the proposals listed on this card. Should a director nominee be unable to serve as a director, an event that we do not currently anticipate, the persons named in this card reserve the right, in their discretion, to vote for a substitute nominee designated by the Board of Directors.
1. Election of Directors. Nominees: (01) Herbert G. Chorbajian; (02) Richard W. Neu; (03) Victor A. Ptak; (04) Melvin J. Rachal; (05) Leonard S. Simon; (06) Eresteen R. Williams	2. To amend the Charter One Financial, Inc. 1997 Stock Option and Incentive Plan to increase the number of shares of common stock on which awards may be granted.	FOR AGAINST ABSTAIN
FOR ALL NOMINEES	WITHHELD FROM ALL NOMINEES	3. To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending December 31, 2002	FOR AGAINST ABSTAIN
The Board of Directors recommends a vote "FOR" each of the proposals.

__________________________________________ For all nominees except as noted above. Please insert the number corresponding to the nominee for whom you want your vote withheld.	MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	MARK HERE IF YOU PLAN TO ATTEND THE MEETING
Please sign exactly as your name(s) appear(s) on this card.
When signing as attorney, executor, administrator, trustee,
officer, partner or guardian, please give full title. If more than one trustee, all should sign.

Signature: __________________________     Date:_____________          Signature: ______________________________     Date:_____________

Dear Charter One Financial Shareholder:

If you have participated in Electronic Delivery of Annual Meeting materials, we would like to thank you. The Annual Report and Proxy Statement are available in their entirety for your review at the following website http://www.charterone.com/2002annualmeeting.

If you have not participated in the program, but would like to see what you would receive in lieu of a paper Annual Report and Proxy Statement, please visit the above mentioned website. To consent to receive materials over the Internet for future Annual Meetings, log onto www.econsent.com/cf and follow the instructions provided.

Thank you for your interest in Charter One.

DETACH HERE

REVOCABLE PROXY
CHARTER ONE FINANCIAL, INC.

Annual Meeting of Shareholders • Tuesday, April 23, 2002

This proxy is being solicited by the Board of Directors of Charter One Financial, Inc. The undersigned hereby appoints the members of the Board of Directors of Charter One Financial, Inc., and its survivors with full power of substitution, and authorizes them to represent and vote, as designated below and in accordance with their judgment upon any other matters properly presented at the annual meeting, all shares of Charter One Financial, Inc. common stock held of record by the undersigned at the close of business on February 22, 2002, at the annual meeting of shareholders to be held on Tuesday, April 23, 2002, and at any and all adjournments or postponements thereof.

The undersigned shareholder acknowledges receipt from Charter One Financial, Inc. prior to the execution of this proxy, of the Notice of Annual Meeting scheduled to be held on April 23, 2002, an Annual Report to Shareholders for the year ended December 31, 2001, and a proxy statement relating to the business to be addressed at the meeting.

Please promptly complete, date, sign and mail the attached proxy in the enclosed pre-addressed, postage-paid envelope. Do not return your proxy card if you are voting by Telephone or the Internet.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Vote by Telephone	Vote by Internet
It's fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone.	It's fast, convenient, and your vote is immediately confirmed and posted.
Follow these four easy steps:

1. Read the accompanying Annual Report to
    Shareholders, Proxy Statement and Proxy Card.

2. Call the toll-free number
    1-877-PRX-VOTE (1-877-779-8683).

3. Enter your 14-digit Voter Control Number
     located on your Proxy Card above your name.

4. Follow the recorded instructions.

Follow these four easy steps:

1. Read the accompanying Annual Report to
    Shareholders, Proxy Statement and Proxy Card.

2. Go to the Website
   http://www.eproxyvote.com/cf

3. Enter your 14-digit Voter Control Number
     located on your Proxy Card above your name.

4. Follow the instructions provided.

Your vote is important! Call "1-877-PRX-VOTE" anytime!	Your vote is important! Go to "http://www.eproxyvote.com/cf" anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet

DETACH HERE
Please mark votes as in this example.
This Proxy when properly executed and returned to the Company will be voted as directed or, if no direction is indicated it will be voted "for" the proposals listed on this card. Should a director nominee be unable to serve as a director, an event that we do not currently anticipate, the persons named in this card reserve the right, in their discretion, to vote for a substitute nominee designated by the Board of Directors.
1. Election of Directors. Nominees: (01) Herbert G. Chorbajian; (02) Richard W. Neu; (03) Victor A. Ptak; (04) Melvin J. Rachal; (05) Leonard S. Simon; (06) Eresteen R. Williams	2. To amend the Charter One Financial, Inc. 1997 Stock Option and Incentive Plan to increase the number of shares of common stock on which awards may be granted.	FOR AGAINST ABSTAIN
FOR ALL NOMINEES	WITHHELD FROM ALL NOMINEES	3. To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending December 31, 2002.	FOR AGAINST ABSTAIN
The Board of Directors recommends a vote "FOR" each of the proposals.

__________________________________________ For all nominees except as noted above. Please insert the number corresponding to the nominee for whom you want your vote withheld.	MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	MARK HERE IF YOU PLAN TO ATTEND THE MEETING
Please sign exactly as your name(s) appear(s) on this card.
When signing as attorney, executor, administrator, trustee,
officer, partner or guardian, please give full title. If more than one trustee, all should sign.

Signature: __________________________     Date:_____________          Signature: ______________________________     Date:_____________